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                                                               Exhibit 99(k)


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 21, 2004

RE:      Form N-6 Registration Statement
         CG Variable Life Insurance Separate Account A
         (the "Separate Account")
         File No. 33-60967

Ladies and Gentlemen:

As Chief Counsel for the Group Insurance Business of Connecticut General Life Insurance Company (the "Company"), I am familiar with the actions of the Board of Directors establishing the Separate Account and its method of operation and authorizing the filing of a registration statement under the Securities Act of 1933 for the securities to be issued by the Separate Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Separate Account, and such other matters as I deemed necessary or appropriate. Based on such a review, I am of the opinion that the group variable universal life insurance policies (and the certificates thereunder) which are the subject of the registration statement under the Securities Act of 1933 being filed for the Separate Account will, when issued, be legally issued and will represent the binding obligations of the Company, the depositor for the Separate Account.

I consent to the use of this opinion as an Exhibit to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement.

Very truly yours,

(X) Michael A. James
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Michael A. James
Chief Counsel